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EXCITE, INC                                                        EXHIBIT 21.01
LIST OF SUBSIDIARIES


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
NAME                                JURISDICTION OF INCORPORATION       PERCENT OWNED
-------------------------           -----------------------------       -------------
MatchLogic, Inc.                    Delaware, USA                            100%

The McKinley Group, Inc.            Delaware, USA                            100%

Excite UK Limited                   United Kingdom                           100%

Netbot, Inc.                        Delaware, USA                            100%

E-Media Limited                     Ontario, Canada                          100%

Excite Japan Co. LTD                Japan                                     50%
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